Exhibit 99.1

PepsiCo Reports Second Quarter 2018 Results; Reaffirms 2018 Financial Targets

Reported (GAAP) Second Quarter and Year-to-Date 2018 Results

	Second Quarter	Year-to-Date
Net revenue growth	2.4%	3.2%
Foreign exchange impact on net revenue	1%	1%
EPS	$1.28	$2.21
EPS change	(13)%	(7)%
Foreign exchange impact on EPS	1%	2%
Organic/Core (non-GAAP)1 Second Quarter and Year-to-Date 2018 Results

	Second Quarter	Year-to-Date
Organic revenue growth	2.6%	2.5%
Core EPS	$1.61	$2.58
Core constant currency EPS growth	7%	4%

PURCHASE, N.Y. - July 10, 2018 - PepsiCo, Inc. (NASDAQ: PEP) today reported results for the second quarter 2018.
“We are pleased with our results for the second quarter and we remain on track to achieve the financial targets we set out at the beginning of the year,” said Chairman and CEO Indra Nooyi. “The majority of our businesses performed very well, particularly our international divisions propelled by continued growth in developing and emerging markets, and our North America Beverages sector posted sequential net revenue and operating profit performance improvement.”
1 Please refer to the Glossary for the definitions of non-GAAP financial measures including “Organic,” “Core,” “Constant Currency,” “Free Cash Flow (excluding certain items)” and “Division Operating Profit.” Please refer to “2018 Guidance and Outlook” for additional information regarding PepsiCo’s full-year 2018 growth objectives and targets. PepsiCo provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.

Summary Second Quarter 2018 Performance

	Revenue				Volume
	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Change
		Foreign Exchange Translation	Acquisitions, Divestitures, Structural and Other Changes*		Food/Snacks	Beverages
FLNA	4	—	—	4	2
QFNA	(5)	(0.5)	—	(5)	(3)
NAB	(1)	—	—	(1)		(2)
Latin America	1	2	—	3.5	(3)	(3)
ESSA	11	(4)	0.5	7	3.5	8
AMENA	(2)	(2)	9	6	4	0.5
Total	2	(1)	1	3	1	0.5
* Includes acquisitions, divestitures and other structural changes, as well as sales and certain other taxes.  See A-6 and A-8 for additional information.

Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	5	—	—	5
QFNA	—	—	—	—
NAB	(16)	1	—	(15)
Latin America	18	(11)	—	7
ESSA	(11)	—	(4)	(14)
AMENA	61	0.5	(1.5)	60
Corporate Unallocated	(7)	7	—	—
Total	4	(1)	(1)	2

EPS	(13)	21	(1)	7

Note: Rows may not sum due to rounding.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) increased by 3 percent in the quarter and was nominally impacted by items affecting comparability and positively impacted by foreign exchange translation (1 percentage point). Core constant currency division operating profit (a non-GAAP measure) increased by 1.5 percent.
Organic revenue, core constant currency and division operating profit results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”

Summary of Second Quarter Financial Performance:

•
Reported second quarter and year-ago results were impacted by a provisional transition tax expense related to the Tax Cuts and Jobs Act (TCJ Act), a non-cash tax benefit associated with our resolution with the Internal Revenue Service (IRS) of all open matters related to the audits of our taxable years 2012 and 2013 (the 2012 and 2013 audit resolution), restructuring charges and commodity mark-to-market net impacts. See A-6 to A-8 for further details.

•
Reported net revenue increased 2.4 percent. Foreign exchange translation had a 1-percentage-point favorable impact on reported net revenue growth. Organic revenue, which excludes the impacts of foreign exchange translation, structural and other changes, grew 2.6 percent.

•	Reported gross margin contracted 20 basis points and core gross margin contracted 35 basis points. Reported operating margin expanded 25 basis points and core operating margin expanded 5 basis points.

•
Reported operating profit increased 4 percent and core constant currency operating profit increased 2 percent. Commodity mark-to-market net impacts positively impacted reported operating profit growth by 1 percentage point and restructuring charges had a nominal impact. A gain from refranchising our beverage business in Thailand positively contributed 5 percentage points to both reported and core operating profit growth. The prior-year gain associated with the sale of our minority stake in Britvic plc (Britvic) negatively impacted both reported and core operating profit growth by 3 percentage points. Foreign currency translation positively contributed 1 percentage point to both reported and core operating profit growth.

•
The reported and core effective tax rates in the second quarter of 2018 were 36.9 percent and 21 percent, respectively. The reported and core effective tax rates in the second quarter of 2017 were 23.7 and 23.5 percent, respectively. Based primarily on new transition tax guidance related to the TCJ Act issued by the IRS during the second quarter of 2018, we recorded an additional provisional transition tax expense of $777 million which negatively impacted the reported effective tax rate by 27 percentage points. The 2012 and 2013 audit resolution positively impacted the reported effective tax rate by 11 percentage points.

•	Reported EPS was $1.28, a decrease of 13 percent from the second quarter of 2017. Foreign exchange translation positively contributed 1 percentage point to reported EPS performance.

•
Core EPS was $1.61, an increase of 8 percent from the second quarter of 2017. Excluding the impact of foreign exchange translation, core constant currency EPS increased 7 percent from the prior-year period (see schedule A-11 for a reconciliation to reported EPS, the comparable GAAP measure).

•	Net cash provided by operating activities was $2.4 billion.

Discussion of Second Quarter 2018 Reported Division Results:
Frito-Lay North America (FLNA)
Operating profit grew 5%, primarily reflecting the net revenue growth and planned cost reductions across a number of expense categories, partially offset by certain operating cost increases.
Quaker Foods North America (QFNA)
Operating profit was flat, reflecting the net revenue performance, as well as less favorable settlements of promotional spending accruals compared to the prior year, which negatively impacted operating profit performance by 4 percentage points. In addition, higher commodity costs negatively impacted operating profit performance by 3 percentage points. These impacts were partially offset by planned cost reductions across a number of expense categories and lower advertising and marketing expenses. Additionally, insurance settlement recoveries related to the 2017 earthquake in Mexico and other insurance adjustments positively contributed 2 percentage points and 2.5 percentage points, respectively, to operating profit performance.
North America Beverages (NAB)
Operating profit decreased 16%, reflecting certain operating cost increases, including increased transportation costs, and the net revenue performance, as well as higher commodity costs, which negatively impacted operating profit performance by 5 percentage points. These impacts were partially offset by planned cost reductions across a number of expense categories, as well as certain insurance adjustments which positively contributed 2 percentage points to operating profit performance. Less favorable settlements of promotional spending accruals compared to the prior year and a favorable legal settlement in the prior year negatively impacted operating profit performance by 2 percentage points and 1 percentage point, respectively.
Latin America
Operating profit increased 18%, reflecting planned cost reductions across a number of expense categories and effective net pricing. Additionally, insurance settlement recoveries related to the 2017 earthquake in Mexico and the impact of a promotional spending accrual adjustment contributed 5 percentage points and 4 percentage points, respectively, to operating profit growth. These impacts were partially offset by certain operating cost increases and the volume declines, as well as higher commodity costs, which reduced operating profit growth by 8 percentage points. Lower restructuring and impairment charges contributed 11 percentage points to operating profit growth.
Europe Sub-Saharan Africa (ESSA)
Operating profit decreased 11%, reflecting a prior-year gain associated with the sale of our minority stake in Britvic, which negatively impacted operating profit performance by 19 percentage points, certain operating cost increases and higher advertising and marketing expenses. Additionally, higher commodity costs negatively impacted operating profit performance by 3 percentage points. These impacts were partially offset by the net revenue growth and planned cost reductions across a number of expense categories. Favorable foreign exchange positively contributed 4 percentage points to operating profit performance.
Asia, Middle East and North Africa (AMENA)
Operating profit increased 61%, primarily reflecting the net impact of refranchising our beverage businesses in Thailand in 2018 and Jordan in 2017, which increased operating profit growth by 42 percentage points. Additionally, the effective net pricing, planned cost reductions across a number of expense categories and the volume growth contributed to operating profit growth. These impacts were partially offset by certain operating cost increases, as well as higher commodity costs, which reduced operating profit growth by 3 percentage points.

Summary Year-to-Date 2018 Performance

	Revenue				Volume
	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Change
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes*		Food/Snacks	Beverages
FLNA	4	—	—	3.5	2
QFNA	(2)	(0.5)	—	(2.5)	(1)
NAB	(1)	—	—	(1.5)		(2)
Latin America	6	—	—	6	(0.5)	(3.5)
ESSA	12	(6)	0.5	7	4.5	7
AMENA	1.5	(3)	7	6	5	—
Total	3	(1)	1	2.5	2	—
* Includes acquisitions, divestitures and other structural changes, as well as sales and certain other taxes.  See A-6 and A-8 for additional information.

	Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	3	—	—	2
QFNA	(3)	—	—	(3)
NAB	(18)	1	—	(18)
Latin America	27	(12)	(4)	10
ESSA	(5.5)	—	(5)	(11)
AMENA	43	2.5	(2.5)	43
Corporate Unallocated	2	3	—	4
Total	1	(1)	(1)	(1)

EPS	(7)	13	(2)	4

Note: Rows may not sum due to rounding.
Division operating profit growth (a non-GAAP measure that excludes corporate unallocated costs) increased by 1 percent year-to-date and was nominally impacted by items affecting comparability and positively impacted by foreign exchange translation (1 percentage point). Core constant currency division operating profit (a non-GAAP measure) decreased by 0.5 percent.
Organic revenue, core constant currency and division operating profit results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”

Summary of Year-to-Date Financial Performance:

•
Reported year-to-date 2018 and 2017 results were impacted by a provisional transition tax expense related to the TCJ Act, a non-cash tax benefit associated with the 2012 and 2013 audit resolution, restructuring charges and commodity mark-to-market net impacts. See A-6 to A-8 for further details.

•
Reported net revenue increased 3.2 percent. Foreign exchange translation had a 1 percentage-point favorable impact on reported net revenue growth. Organic revenue, which excludes the impacts of foreign exchange translation, structural and other changes, grew 2.5 percent.

•
Reported gross margin contracted 60 basis points and core gross margin contracted 50 basis points. Reported operating margin contracted 35 basis points and core operating margin contracted 45 basis points.

•
Reported operating profit increased 1 percent and core constant currency operating profit decreased 1 percent. Commodity mark-to-market net impacts and lower restructuring charges positively contributed to reported operating profit growth by 1 percentage point on a combined basis. A gain from refranchising our beverage business in Thailand positively contributed 3 percentage points to both reported and core operating profit growth. The prior-year gain associated with the sale of our minority stake in Britvic and the payment of a bonus extended to certain U.S. employees in connection with the TCJ Act in the first quarter of 2018 each negatively impacted both reported and core operating profit growth by 2 percentage points. Foreign currency translation positively contributed 1 percentage point to both reported and core operating profit growth.

•
The reported and core effective tax rates year-to-date 2018 were 30.2 percent and 20 percent, respectively. The reported and core effective tax rates year-to-date 2017 were 23.3 and 23.1 percent, respectively. Based primarily on transition tax guidance related to the TCJ Act issued by the IRS during the second quarter, we recorded an additional provisional transition tax expense of $777 million, which negatively impacted the reported effective tax rate by 17 percentage points. The 2012 and 2013 audit resolution positively impacted the reported effective tax rate by 7 percentage points.

•	Reported EPS was $2.21, a decrease of 7 percent from year-to-date 2017. Foreign exchange translation positively contributed 2 percentage points to reported EPS performance.

•
Core EPS was $2.58, an increase of 6 percent over year-to-date 2017. Excluding the impact of foreign exchange translation, core constant currency EPS increased 4 percent over the prior-year period (see schedule A-11 for a reconciliation to reported EPS, the comparable GAAP measure).

•	Net cash provided by operating activities was $1.1 billion.

Discussion of Year-to-Date Reported Division Results:
Frito-Lay North America (FLNA)
Operating profit grew 3%, primarily reflecting the net revenue growth and planned cost reductions across a number of expense categories, partially offset by certain operating cost increases, as well as a bonus extended to certain U.S. employees in connection with the TCJ Act, which reduced operating profit growth by 2 percentage points. Additionally, higher commodity costs, primarily potatoes and motor fuel, reduced operating profit growth by 2 percentage points.
Quaker Foods North America (QFNA)
Operating profit declined 3%, reflecting the net revenue performance and certain operating cost increases, as well as higher commodity costs, which negatively impacted operating profit performance by 3 percentage points. These impacts were partially offset by planned cost reductions across a number of expense categories and lower advertising and marketing expenses.
North America Beverages (NAB)
Operating profit decreased 18%, reflecting certain operating cost increases, including increased transportation costs, and the net revenue performance, as well as higher commodity costs, which negatively impacted operating profit performance by 6 percentage points. These impacts were partially offset by planned cost reductions across a number of expense categories, as well as certain insurance adjustments and a gain associated with a sale of an asset, each of which positively contributed 1 percentage point to operating profit performance. A bonus extended to certain U.S. employees in connection with the TCJ Act negatively impacted operating profit performance by 3 percentage points.
Latin America
Operating profit increased 27%, reflecting planned cost reductions across a number of expense categories and effective net pricing, as well as insurance settlement recoveries related to the 2017 earthquake in Mexico, which contributed 5 percentage points to operating profit growth. These impacts were partially offset by certain operating cost increases and the volume declines, as well as higher commodity costs, which reduced operating profit growth by 9 percentage points. Lower restructuring and impairment charges and favorable foreign exchange contributed 12 percentage points and 4 percentage points, respectively, to operating profit growth.
Europe Sub-Saharan Africa (ESSA)
Operating profit decreased 5.5%, reflecting a prior-year gain associated with the sale of our minority stake in Britvic, which negatively impacted operating profit performance by 16 percentage points, certain operating cost increases and higher advertising and marketing expenses. Additionally, higher commodity costs negatively impacted operating profit performance by 3.5 percentage points. These impacts were partially offset by the net revenue growth and planned cost reductions across a number of expense categories. Favorable foreign exchange positively contributed 5 percentage points to operating profit performance.
Asia, Middle East and North Africa (AMENA)
Operating profit increased 43%, primarily reflecting the net impact of refranchising our beverage businesses in Thailand in 2018 and Jordan in 2017, which increased operating profit growth by 26 percentage points. Additionally, the net revenue growth and planned cost reductions across a number of expense categories contributed to operating profit growth. These impacts were partially offset by certain operating cost increases, as well as higher commodity costs, which reduced operating profit growth by 3 percentage points.

2018 Guidance and Outlook

The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation and commodity mark-to-market impacts.
Consistent with its previous guidance for 2018, the Company expects:

•	Full-year organic revenue growth to be at least in line with the 2017 growth rate of 2.3 percent.

•	Based on current market consensus rates, foreign exchange translation to have a neutral impact on revenue and earnings per share.

•	A core effective tax rate in the “low 20s,” reflecting benefits of the TCJ Act.

•	The benefit of the TCJ Act to be substantially reinvested in initiatives to benefit the Company’s U.S.-based front line workforce and to otherwise increase the Company’s capabilities.

•	Core earnings per share of $5.70, a 9 percent increase compared to 2017 core earnings per share of $5.23.

•
Approximately $9 billion in cash from operating activities and free cash flow of approximately $6 billion, which assumes net capital spending of approximately $3.6 billion and a discretionary pension contribution of $1.4 billion.

•
Total cash returns to shareholders of approximately $7 billion. Total dividends to shareholders are expected to be approximately $5 billion and share repurchases are expected to be approximately $2 billion.

Conference Call:
At 7:45 a.m. (Eastern Time) today, the Company will host a conference call with investors and financial analysts to discuss second quarter 2018 results and the outlook for 2018. Further details will be accessible on the Company’s website at www.pepsico.com/investors.

Contacts:	Investors	Media
	Jamie Caulfield	Carrie Ratner
	Investor Relations	Communications
	914-253-3035	914-253-3817
	jamie.caulfield@pepsico.com	carrie.ratner@pepsico.com

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts, unaudited)

	12 Weeks Ended				24 Weeks Ended
	6/16/2018		6/17/2017(a)	Change	6/16/2018		6/17/2017(a)	Change
Net Revenue	$16,090		$15,710	2%	$28,652		$27,759	3%
Cost of sales	7,263		7,059	3%	12,918		12,349	5%
Gross profit	8,827		8,651	2%	15,734		15,410	2%
Selling, general and administrative expenses	5,799		5,732	1%	10,899		10,628	3%
Operating Profit	3,028		2,919	4%	4,835		4,782	1%
Other pension and retiree medical benefits income	82		71	17%	157		141	12%
Interest expense	(308)		(265)	16%	(602)		(517)	16%
Interest income and other	98		49	101%	167		89	88%
Income before income taxes	2,900		2,774	5%	4,557		4,495	1%
Provision for income taxes	1,070	(b)	656	63%	1,374	(b)	1,048	31%
Net income	1,830		2,118	(14)%	3,183		3,447	(8)%
Less: Net income attributable to noncontrolling interests	10		13	(19)%	20		24	(18)%
Net Income Attributable to PepsiCo	$1,820		$2,105	(14)%	$3,163		$3,423	(8)%

Diluted
Net Income Attributable to PepsiCo per Common Share	$1.28		$1.46	(13)%	$2.21		$2.38	(7)%
Weighted-average common shares outstanding	1,426		1,441		1,428		1,441

Cash dividends declared per common share	$0.9275		$0.805		$1.7325		$1.5575

(a)
Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit. The impact from retrospective adoption of this guidance resulted in an increase to cost of sales and selling, general and administrative expenses of $3 million and $68 million, respectively, for the 12 weeks ended June 17, 2017 and $7 million and $134 million, respectively, for the 24 weeks ended June 17, 2017. We recorded a corresponding increase to other pension and retiree medical benefits income below operating profit of $71 million and $141 million, respectively, for the 12 and 24 weeks ended June 17, 2017. In addition, the impact of this guidance resulted in a decrease in operating profit of $233 million for the year ended December 30, 2017. The changes described above had no impact on our consolidated net revenue, net interest expense, provision for income taxes, net income attributable to PepsiCo or earnings per share.

(b)	Includes the provisional impact of the TCJ Act enacted in 2017. See A-7 for additional information.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)

	12 Weeks Ended			24 Weeks Ended
	6/16/2018	6/17/2017(a)	Change	6/16/2018	6/17/2017(a)	Change
Net Revenue
Frito-Lay North America	$3,837	$3,678	4%	$7,454	$7,177	4%
Quaker Foods North America	527	553	(5)%	1,128	1,151	(2)%
North America Beverages	5,193	5,242	(1)%	9,608	9,702	(1)%
Latin America	1,843	1,823	1%	3,067	2,900	6%
Europe Sub-Saharan Africa	3,116	2,812	11%	4,784	4,257	12%
Asia, Middle East and North Africa	1,574	1,602	(2)%	2,611	2,572	1.5%
Total Net Revenue	$16,090	$15,710	2%	$28,652	$27,759	3%

Operating Profit
Frito-Lay North America	$1,200	$1,143	5%	$2,250	$2,193	3%
Quaker Foods North America	145	145	—%	300	308	(3)%
North America Beverages	747	890	(16)%	1,135	1,391	(18)%
Latin America	269	228	18%	458	361	27%
Europe Sub-Saharan Africa	438	492	(11)%	556	588	(5.5)%
Asia, Middle East and North Africa	496	307	61%	683	478	43%
Corporate Unallocated	(267)	(286)	(7)%	(547)	(537)	2%
Total Operating Profit	$3,028	$2,919	4%	$4,835	$4,782	1%

(a)
Operating profit reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit. The impact from retrospective adoption of this guidance resulted in an increase to cost of sales and selling, general and administrative expenses of $3 million and $68 million, respectively, for the 12 weeks ended June 17, 2017 and $7 million and $134 million, respectively, for the 24 weeks ended June 17, 2017. We recorded a corresponding increase to other pension and retiree medical benefits income below operating profit of $71 million and $141 million, respectively, for the 12 and 24 weeks ended June 17, 2017.

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows (in millions, unaudited)

	24 Weeks Ended
	6/16/2018	6/17/2017
Operating Activities
Net income	$3,183	$3,447
Depreciation and amortization	1,070	1,031
Share-based compensation expense	146	143
Restructuring and impairment charges	44	61
Cash payments for restructuring charges	(126)	(25)
Pension and retiree medical plan expenses	93	92
Pension and retiree medical plan contributions	(1,573)	(131)
Deferred income taxes and other tax charges and credits	(167)	130
Provisional net tax expense related to the TCJ Act	778	—
Change in assets and liabilities:
Accounts and notes receivable	(1,019)	(733)
Inventories	(637)	(826)
Prepaid expenses and other current assets	(224)	(250)
Accounts payable and other current liabilities	(560)	(838)
Income taxes payable	372	310
Other, net	(293)	(160)
Net Cash Provided by Operating Activities	1,087	2,251

Investing Activities
Capital spending	(945)	(878)
Sales of property, plant and equipment	43	30
Acquisitions and investments in noncontrolled affiliates	(188)	(40)
Divestitures	280	143
Short-term investments, by original maturity:
More than three months - purchases	(5,544)	(6,785)
More than three months - maturities	9,416	6,709
More than three months - sales	760	242
Three months or less, net	5	—
Other investing, net	—	8
Net Cash Provided by/(Used for) Investing Activities	3,827	(571)

Financing Activities
Proceeds from issuances of long-term debt	—	3,525
Payments of long-term debt	(2,502)	(1,003)
Short-term borrowings, by original maturity:
More than three months - proceeds	—	51
More than three months - payments	(17)	(57)
Three months or less, net	4,091	(172)
Cash dividends paid	(2,305)	(2,175)
Share repurchases - common	(984)	(942)
Share repurchases - preferred	(2)	(2)
Proceeds from exercises of stock options	145	316
Withholding tax payments on restricted stock units (RSUs), performance stock units (PSUs) and PepsiCo equity performance units (PEPunits) converted	(82)	(122)
Other financing	(2)	(1)
Net Cash Used for Financing Activities	(1,658)	(582)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(19)	36
Net Increase in Cash and Cash Equivalents and Restricted Cash	3,237	1,134
Cash and Cash Equivalents and Restricted Cash, Beginning of Year	10,657	9,169
Cash and Cash Equivalents and Restricted Cash, End of Period	$13,894	$10,303

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Balance Sheet (in millions except per share amounts)

	(unaudited)
	6/16/2018	12/30/2017
ASSETS
Current Assets
Cash and cash equivalents	$13,858	$10,610
Short-term investments	4,271	8,900
Accounts and notes receivable, net	7,841	7,024
Inventories:
Raw materials and packaging	1,520	1,344
Work-in-process	231	167
Finished goods	1,740	1,436
	3,491	2,947
Prepaid expenses and other current assets	909	1,546
Total Current Assets	30,370	31,027
Property, Plant and Equipment, net	16,762	17,240
Amortizable Intangible Assets, net	1,222	1,268
Goodwill	14,540	14,744
Other nonamortizable intangible assets	12,459	12,570
Nonamortizable Intangible Assets	26,999	27,314
Investments in Noncontrolled Affiliates	2,401	2,042
Other Assets	977	913
Total Assets	$78,731	$79,804

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt obligations	$9,955	$5,485
Accounts payable and other current liabilities	14,603	15,017
Total Current Liabilities	24,558	20,502
Long-Term Debt Obligations	30,638	33,796
Other Liabilities	9,968	11,283
Deferred Income Taxes	3,346	3,242
Total Liabilities	68,510	68,823

Commitments and contingencies

Preferred Stock, no par value	—	41
Repurchased Preferred Stock	—	(197)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares; issued, net of repurchased common stock at par value: 1,415 and 1,420 shares, respectively)	24	24
Capital in excess of par value	3,915	3,996
Retained earnings	53,223	52,839
Accumulated other comprehensive loss	(13,580)	(13,057)
Repurchased common stock, in excess of par value (452 and 446 shares, respectively)	(33,471)	(32,757)
Total PepsiCo Common Shareholders’ Equity	10,111	11,045
Noncontrolling interests	110	92
Total Equity	10,221	10,981
Total Liabilities and Equity	$78,731	$79,804

PepsiCo, Inc. and Subsidiaries
Supplemental Share-Based Compensation Data
(in millions except dollar amounts, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/16/2018	6/17/2017	6/16/2018	6/17/2017
Beginning Net Shares Outstanding	1,419	1,430	1,420	1,428
Options Exercised, RSUs, PSUs and PEPunits Converted	1	—	4	6
Shares Repurchased	(5)	(4)	(10)	(8)
Shares issued in connection with preferred stock conversion to common stock	—	—	1	—
Ending Net Shares Outstanding	1,415	1,426	1,415	1,426

Weighted Average Basic	1,417	1,428	1,418	1,428
Dilutive Securities:
Options	5	7	6	7
RSUs, PSUs, PEPunits and Other	4	5	4	5
ESOP Convertible Preferred Stock	—	1	—	1
Weighted Average Diluted	1,426	1,441	1,428	1,441

Average Share Price for the Period	$102.89	$114.17	$108.50	$110.52
Growth versus Prior Year	(10)%	11%	(2)%	10%

Options Outstanding	18	21	18	22
Options in the Money	15	21	17	21
Dilutive Shares from Options	5	7	6	7
Dilutive Shares From Options as a % of Options in the Money	30%	35%	31%	35%

Average Exercise Price of Options in the Money	$71.63	$72.96	$74.67	$71.65

RSUs, PSUs, PEPunits and Other Outstanding	8	8	8	8
Dilutive Shares from RSUs, PSUs, PEPunits and Other	4	5	4	5

Weighted-Average Grant-Date Fair Value of RSUs and PSUs Outstanding	$105.12	$101.94	$105.13	$101.90
Weighted-Average Grant-Date Fair Value of PEPunits Outstanding	$—	$68.94	$—	$68.94

Non-GAAP Measures
In discussing financial results and guidance, the Company refers to the following measures which are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP): division operating profit, core results, core constant currency results, free cash flow, free cash flow excluding certain items, and organic results. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides additional transparency on how we evaluate our business. We also believe presenting these measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.
We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include: amounts related to mark-to-market gains or losses (non-cash); charges related to restructuring programs; charges or adjustments related to the enactment of new laws, rules or regulations, such as significant tax law changes; amounts related to the resolution of tax positions; gains or losses associated with mergers, acquisitions, divestitures and other structural changes; debt redemptions; pension and retiree medical related items; asset impairments (non-cash); and remeasurements of net monetary assets. See below for a description of adjustments to our U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
Glossary
We use the following definitions when referring to our non-GAAP financial measures, which may not be the same as or comparable to similar measures presented by other companies:

Acquisitions and divestitures: All mergers and acquisitions activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. For the periods presented, core results exclude the following items:
Commodity mark-to-market net impact
Change in market value for commodity derivatives that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
In the 12 and 24 weeks ended June 16, 2018, we recognized $3 million of mark-to-market net gains and $28 million of mark-to-market net losses, respectively, on commodity derivatives in corporate unallocated expenses. In the 12 and 24 weeks ended June 17, 2017, we recognized $26 million and $40 million of mark-to-market net losses, respectively, on commodity derivatives in corporate unallocated expenses. In the year ended December 30, 2017, we recognized $15 million of mark-to-market net gains on commodity derivatives in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, energy and metals. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.
Restructuring and impairment charges
2014 Multi-Year Productivity Plan
In the 12 and 24 weeks ended June 16, 2018, we incurred restructuring charges of $32 million (recorded in selling, general and administrative expenses; there were no charges recorded in other pension and retiree medical benefits income) and $44 million ($40 million in selling, general and administrative expenses and $4 million in other pension and retiree medical benefits income), respectively, in conjunction with the multi-year productivity plan we publicly announced in 2014 (2014 Productivity Plan). In the 12 and 24 weeks ended June 17, 2017, we incurred restructuring charges of $34 million ($33 million in selling, general and administrative expenses and $1 million in other pension and retiree medical benefits income) and $61 million ($59 million in selling, general and administrative expenses and $2 million in other pension and retiree medical benefits income), respectively, in conjunction with our 2014 Productivity Plan. In the year ended December 30, 2017, we incurred restructuring charges of $295 million ($229 million in selling, general and administrative expenses and $66 million in other pension and retiree medical benefits income) in conjunction with our 2014 Productivity Plan.
The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our beverage, food and snack businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency. To build on the 2014 Productivity Plan, in the fourth quarter of 2017, we expanded and extended the program through the end of 2019 to take advantage of additional opportunities within the initiatives described above to further strengthen our beverage, food and snack businesses.
Provisional net tax expense related to the TCJ Act
During the fourth quarter of 2017, the TCJ Act was enacted in the United States. Among its many provisions, the TCJ Act imposed a mandatory one-time transition tax on undistributed international earnings and reduced the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. As a result of the enactment of the TCJ Act, we recognized a provisional transition tax expense of $777 million in the 12 weeks ended June 16, 2018 and $1 million in the 12 weeks ended March 24, 2018. These amounts were in addition to the provisional net tax expense of $2.5 billion recognized in the fourth quarter of 2017.
The changes arising from the TCJ Act are broad and complex and we continue to examine the impact the TCJ Act may have on our business and financial results. The recorded impact of the TCJ Act is provisional and the final amount may differ from the above estimates, possibly materially, due to, among other things, changes in estimates, interpretations and assumptions we have made, changes in Internal Revenue Service (IRS) interpretations, the issuance of new guidance, legislative actions, changes in accounting standards or related interpretations in response to the TCJ Act and future actions by states within the United States that have not currently adopted the TCJ Act.
Tax benefit
In the 12 and 24 weeks ended June 16, 2018, we recognized a non-cash tax benefit of $314 million associated with our agreement with the IRS resolving all open matters related to the audits of taxable years 2012 and 2013.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending, plus sales of property, plant and equipment. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
Free cash flow is used by us primarily for financing activities, including debt repayments, dividends and share repurchases. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.
Free cash flow excluding certain items: Free cash flow, excluding payments related to restructuring charges, discretionary pension and retiree medical contributions and the related net cash tax benefits associated with these items, as well as tax payments related to the TCJ Act. As free cash flow excluding certain items is an important measure used to monitor our cash flow performance, we believe this non-GAAP measure provides investors additional useful information when evaluating our cash from operating activities. See below for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with U.S. GAAP (operating cash flow). In future years, we expect this measure to exclude additional payments related to the provisional mandatory transition tax liability of approximately $5 billion, which we currently expect to be paid over the period 2019 to 2026 under the provisions of the TCJ Act.
Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.

Organic: A measure that adjusts for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation. Additionally, our fiscal 2018 reported results reflect the accounting policy election taken in conjunction with the adoption of the revenue recognition guidance to exclude from net revenue and cost of sales all sales, use, value-added and certain excise taxes assessed by governmental authorities on revenue-producing transactions not already excluded. Our 2018 fiscal year organic revenue growth will exclude the impact of approximately $75 million of these taxes previously recognized in net revenue.
Raw material costs: Raw materials include the principal ingredients we use in our beverage, food and snack products, our key packaging materials and energy costs.

2018 guidance
Our 2018 organic revenue growth guidance excludes the impact of acquisitions, divestitures and other structural changes, sales and certain other taxes and foreign exchange translation. Our 2018 core tax rate guidance and 2018 core constant currency EPS growth guidance exclude the commodity mark-to-market net impact included in corporate unallocated expenses and restructuring and impairment charges. Our 2018 core constant currency EPS growth guidance also excludes the impact of foreign exchange translation. We are unable to reconcile our full year projected 2018 organic revenue growth to our full year projected 2018 reported net revenue growth because we are unable to predict the 2018 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates and because we are unable to predict the occurrence or impact of any acquisitions, divestitures or other structural changes. We are also not able to reconcile our full year projected 2018 core tax rate to our full year projected 2018 reported tax rate and our full year projected 2018 core constant currency EPS growth to our full year projected 2018 reported EPS growth because we are unable to predict the 2018 impact of foreign exchange or the mark-to-market net impact on commodity derivatives due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of these measures.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
12 and 24 Weeks Ended June 16, 2018
(unaudited)

						GAAP Measure	Non-GAAP Measure
	Percent Impact					Reported % Change	Organic % Change(a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Foreign exchange translation	Acquisitions and divestitures and other structural changes	Sales and certain other taxes(b)	12 Weeks Ended 6/16/2018	12 Weeks Ended 6/16/2018
Frito-Lay North America	2	2	—	—	—	4	4
Quaker Foods North America	(3)	(2)	0.5	—	—	(5)	(5)
North America Beverages	(2)	1	—	—	—	(1)	(1)
Latin America	(3)	7	(2)	—	—	1	3.5
Europe Sub-Saharan Africa	6	1	4	—	(0.5)	11	7
Asia, Middle East and North Africa	4	2	2	(9)	—	(2)	6
Total PepsiCo	1	2	1	(1)	—	2	3

						GAAP Measure	Non-GAAP Measure
	Percent Impact					Reported % Change	Organic % Change(a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Foreign exchange translation	Acquisitions and divestitures and other structural changes	Sales and certain other taxes(b)	24 Weeks Ended 6/16/2018	24 Weeks Ended 6/16/2018
Frito-Lay North America	2	2	—	—	—	4	3.5
Quaker Foods North America	(1)	(1)	0.5	—	—	(2)	(2.5)
North America Beverages	(2)	1	—	—	—	(1)	(1.5)
Latin America	(1)	7	—	—	—	6	6
Europe Sub-Saharan Africa	6	1	6	—	(0.5)	12	7
Asia, Middle East and North Africa	3.5	2	3	(6)	(1)	1.5	6
Total PepsiCo	1	2	1	(0.5)	—	3	2.5

(a)
Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of foreign exchange translation, acquisitions, divestitures and other structural changes and sales and certain other taxes from reported growth.

(b)
Represents the impact of the exclusion from net revenue of prior year sales, use, value-added and certain excise taxes assessed by governmental authorities on revenue-producing transactions that were not already excluded based on the accounting policy election taken in conjunction with the adoption of the revenue recognition guidance.

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
12 and 24 Weeks Ended June 16, 2018
(unaudited)

	GAAP Measure					Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability				Core(a) % Change	Percent Impact of	Core Constant Currency(a) % Change
Operating Profit Year over Year % Change	12 Weeks Ended 6/16/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Provisional net tax expense related to the TCJ Act	Tax benefit	12 Weeks Ended 6/16/2018	Foreign exchange translation	12 Weeks Ended 6/16/2018
Frito-Lay North America	5	—	—	—	—	5	—	5
Quaker Foods North America	—	—	—	—	—	—	—	—
North America Beverages	(16)	—	1	—	—	(15)	—	(15)
Latin America	18	—	(11)	—	—	7	—	7
Europe Sub-Saharan Africa	(11)	—	—	—	—	(11)	(4)	(14)
Asia, Middle East and North Africa	61	—	0.5	—	—	61	(1.5)	60
Corporate Unallocated	(7)	10	(3)	—	—	—	—	—
Total Operating Profit	4	(1)	—	—	—	3	(1)	2
Net Income Attributable to PepsiCo	(14)					7	(1)	6
Net Income Attributable to PepsiCo per common share - diluted	(13)					8	(1)	7

	GAAP Measure					Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability				Core(a) % Change	Percent Impact of	Core Constant Currency(a) % Change
Operating Profit Year over Year % Change	24 Weeks Ended 6/16/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Provisional net tax expense related to the TCJ Act	Tax benefit	24 Weeks Ended 6/16/2018	Foreign exchange translation	24 Weeks Ended 6/16/2018
Frito-Lay North America	3	—	—	—	—	3	—	2
Quaker Foods North America	(3)	—	—	—	—	(3)	—	(3)
North America Beverages	(18)	—	1	—	—	(18)	—	(18)
Latin America	27	—	(12)	—	—	14	(4)	10
Europe Sub-Saharan Africa	(5.5)	—	—	—	—	(5)	(5)	(11)
Asia, Middle East and North Africa	43	—	2.5	—	—	45	(2.5)	43
Corporate Unallocated	2	2.5	—	—	—	4	—	4
Total Operating Profit	1	—	—	—	—	—	(1)	(1)
Net Income Attributable to PepsiCo	(8)					5	(2)	3
Net Income Attributable to PepsiCo per common share - diluted	(7)					6	(2)	4

(a)
Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
12 Weeks Ended June 16, 2018 and June 17, 2017
(in millions except per share amounts, unaudited)

	12 Weeks Ended 6/16/2018
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$7,263	$8,827	$5,799	$3,028	$1,070	$1,820	$1.28	36.9%
Items Affecting Comparability
Commodity mark-to-market net impact	7	(7)	(4)	(3)	1	(4)	—	—
Restructuring and impairment charges (c)	—	—	(32)	32	8	24	0.02	—
Provisional net tax expense related to the TCJ Act	—	—	—	—	(777)	777	0.54	(26.8)
Tax benefit	—	—	—	—	314	(314)	(0.22)	10.8
Core, Non-GAAP Measure (d)	$7,270	$8,820	$5,763	$3,057	$616	$2,303	$1.61	21.0%

	12 Weeks Ended 6/17/2017(e)
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$7,059	$8,651	$5,732	$2,919	$71	$656	$2,105	$1.46	23.7%
Items Affecting Comparability
Commodity mark-to-market net impact	(13)	13	(13)	26	—	7	19	0.01	—
Restructuring and impairment charges (c)	—	—	(33)	33	1	3	31	0.02	(0.2)
Core, Non-GAAP Measure (d)	$7,046	$8,664	$5,686	$2,978	$72	$666	$2,155	$1.50	23.5%

(a)
Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction and, in 2018, the impact of the additional provisional net tax expense associated with the enactment of the TCJ Act is presented separately.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(e)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
24 Weeks Ended June 16, 2018 and June 17, 2017
(in millions except per share amounts, unaudited)

	24 Weeks Ended 6/16/2018
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$12,918	$15,734	$10,899	$4,835	$157	$1,374	$3,163	$2.21	30.2%
Items Affecting Comparability
Commodity mark-to-market net impact	(20)	20	(8)	28	—	8	20	0.01	—
Restructuring and impairment charges (c)	—	—	(40)	40	4	9	35	0.02	—
Provisional net tax expense related to the TCJ Act	—	—	—	—	—	(778)	778	0.54	(17.1)
Tax benefit	—	—	—	—	—	314	(314)	(0.22)	6.9
Core, Non-GAAP Measure (d)	$12,898	$15,754	$10,851	$4,903	$161	$927	$3,682	$2.58	20.0%

	24 Weeks Ended 6/17/2017(e)
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$12,349	$15,410	$10,628	$4,782	$141	$1,048	$3,423	$2.38	23.3%
Items Affecting Comparability
Commodity mark-to-market net impact	6	(6)	(46)	40	—	12	28	0.02	0.1
Restructuring and impairment charges (c)	—	—	(59)	59	2	3	58	0.04	(0.3)
Core, Non-GAAP Measure (d)	$12,355	$15,404	$10,523	$4,881	$143	$1,063	$3,509	$2.44	23.1%

(a)
Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction and, in 2018, the impact of the additional provisional net tax expense associated with the enactment of the TCJ Act is presented separately.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(e)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
12 Weeks Ended June 16, 2018 and June 17, 2017
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	12 Weeks Ended 6/16/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	12 Weeks Ended 6/16/2018
Frito-Lay North America	$1,200	$—	$4	$1,204
Quaker Foods North America	145	—	—	145
North America Beverages	747	—	9	756
Latin America	269	—	3	272
Europe Sub-Saharan Africa	438	—	4	442
Asia, Middle East and North Africa	496	—	2	498
Division Operating Profit	3,295	—	22	3,317
Corporate Unallocated	(267)	(3)	10	(260)
Total Operating Profit	$3,028	$(3)	$32	$3,057

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	12 Weeks Ended 6/17/2017(c)	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	12 Weeks Ended 6/17/2017
Frito-Lay North America	$1,143	$—	$3	$1,146
Quaker Foods North America	145	—	—	145
North America Beverages	890	—	(1)	889
Latin America	228	—	25	253
Europe Sub-Saharan Africa	492	—	3	495
Asia, Middle East and North Africa	307	—	2	309
Division Operating Profit	3,205	—	32	3,237
Corporate Unallocated	(286)	26	1	(259)
Total Operating Profit	$2,919	$26	$33	$2,978

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

(c)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
24 Weeks Ended June 16, 2018 and June 17, 2017
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	24 Weeks Ended 6/16/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	24 Weeks Ended 6/16/2018
Frito-Lay North America	$2,250	$—	$4	$2,254
Quaker Foods North America	300	—	—	300
North America Beverages	1,135	—	11	1,146
Latin America	458	—	12	470
Europe Sub-Saharan Africa	556	—	8	564
Asia, Middle East and North Africa	683	—	4	687
Division Operating Profit	5,382	—	39	5,421
Corporate Unallocated	(547)	28	1	(518)
Total Operating Profit	$4,835	$28	$40	$4,903

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	24 Weeks Ended 6/17/2017(c)	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	24 Weeks Ended 6/17/2017
Frito-Lay North America	$2,193	$—	$4	$2,197
Quaker Foods North America	308	—	—	308
North America Beverages	1,391	—	1	1,392
Latin America	361	—	49	410
Europe Sub-Saharan Africa	588	—	7	595
Asia, Middle East and North Africa	478	—	(4)	474
Division Operating Profit	5,319	—	57	5,376
Corporate Unallocated	(537)	40	2	(495)
Total Operating Profit	$4,782	$40	$59	$4,881

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

(c)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Division Operating Profit Performance Reconciliation

	12 Weeks Ended	24 Weeks Ended
	6/16/2018	6/16/2018
Reported Operating Profit Growth	4%	1%
Impact of Corporate Unallocated	(1)	—
Division Operating Profit Growth	3	1
Restructuring and Impairment Charges	—	—
Core Division Operating Profit Growth	2	1
Foreign Exchange Translation	(1)	(1)
Core Constant Currency Division Operating Performance Growth	1.5%	(0.5)%

Gross Margin Performance Reconciliation

	12 Weeks Ended		24 Weeks Ended
	6/16/2018		6/16/2018
Reported Gross Margin Performance	(21)	bps	(60)	bps
Commodity Mark-to-Market Net Impact	(13)		9
Core Gross Margin Performance	(34)	bps	(51)	bps
Operating Margin Performance Reconciliation

	12 Weeks Ended		24 Weeks Ended
	6/16/2018		6/16/2018
Reported Operating Margin Performance	24	bps	(36)	bps
Commodity Mark-to-Market Net Impact	(19)		(5)
Restructuring and Impairment Charges	(1)		(7)
Core Operating Margin Performance	4	bps	(47)	bps

Fiscal 2017 Net Revenue Growth Reconciliation

Year Ended
12/30/2017
Reported Net Revenue Growth	1%
Foreign Exchange Translation	—
Acquisitions and Divestitures	—
53rd Reporting Week	1
Organic Revenue Growth	2%

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Fiscal 2017 Diluted EPS Reconciliation

Year Ended
12/30/2017
Reported Diluted EPS	$3.38
Commodity Mark-to-Market Net Impact	(0.01)
Restructuring and Impairment Charges	0.16
Provisional Net Tax Expense Related to the TCJ Act	1.70
Core Diluted EPS	$5.23

Net Cash Provided by Operating Activities Reconciliation (in billions)

	2018 Guidance
Net Cash Provided by Operating Activities	$	~	9
Net Capital Spending		~	(4)
Free Cash Flow		~	6
Discretionary Pension Contributions		~	1
Net Cash Tax Benefit Related to Discretionary Pension Contributions		~	—
Payments Related to Restructuring Charges		~	—
Net Cash Tax Benefit Related to Restructuring Charges		~	—
State Transition Tax Related to the TCJ Act		~	—
Free Cash Flow Excluding Certain Items	$	~	7

Note – Certain amounts above may not sum due to rounding.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2018 guidance and expected impacts of the TCJ Act, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in, or failure to comply with, applicable laws and regulations; imposition or proposed imposition of new or increased taxes aimed at PepsiCo’s products; imposition of labeling or warning requirements on PepsiCo’s products; changes in laws related to packaging and disposal of PepsiCo’s products; PepsiCo’s ability to compete effectively; political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; PepsiCo’s ability to grow its business in developing and emerging markets; uncertain or unfavorable economic conditions in the countries in which PepsiCo operates; the ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; increased costs, disruption of supply or shortages of raw materials and other supplies; business disruptions; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; changes in estimates and underlying assumptions regarding future performance that could result in an impairment charge; increase in income tax rates, changes in income tax laws or disagreements with tax authorities; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; PepsiCo’s ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or disruption to the retail landscape, including rapid growth in hard discounters and the e-commerce channel; any downgrade or potential downgrade of PepsiCo’s credit ratings; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates; climate change or water scarcity, or legal, regulatory or market measures to address climate change or water scarcity; failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages; infringement of intellectual property rights; potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations; and other factors that may adversely affect the price of PepsiCo’s publicly traded securities and financial performance.
For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.